For Immediate Release
---------------------
Thursday, October 27, 2005



For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports Record
2005 Third Quarter and Nine Month Operating Results (unaudited)

Pittsburgh, PA, Thursday, October 27, 2005 - Portec Rail Products, Inc. (Nasdaq-"PRPX") today announced record unaudited net income of $1,713,000 or $0.18 per share for the quarter ended September 30, 2005 and net income of $4,426,000 or $0.46 per share for the nine months ended September 30, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. This compares to unaudited net income of $976,000 or $0.11 per share for the quarter ended September 30, 2004 and $3,097,000 or $0.36 per share for the nine months ended September 30, 2004 on average basic and diluted shares outstanding of 8,711,150 for both periods. Net sales during the third quarter 2005 were $24.2 million compared to $17.0 million during the third quarter of 2004. Net sales for the nine months ended September 30, 2005 were $69.1 million compared to $50.7 million for the same 2004 period. During the third quarter of 2005, the Company took a charge to net income of $92,000, or $0.01 per share, related to the write-down of non-operating assets in Troy, New York. The Company is currently attempting to negotiate the sale of its Troy property in the aftermath of a fire that destroyed some of the structures in May 2005.

John S. Cooper, President and Chief Executive Officer said, "Our third quarter 2005 net sales and net income were a record for the Company despite the write-down of the Troy property. All of our business units contributed to the record performance for the three and nine-month periods ended September 30, 2005 and our new order bookings increased throughout the third quarter. Demand continues to be strong for our track components at our Railway Maintenance Products Division (RMP) and at our Montreal operation. In addition, we had a solid sales performance of our friction management product line at RMP, Kelsan and at both our United Kingdom and Montreal operations. Our Shipping Systems Division also posted a strong performance for both periods due primarily to increased sales of our heavy-duty chain tie downs and auto rack bridge plates. Our newest business units, Salient Systems and Kelsan Technologies, combined have added $8.6 million in new sales and approximately $846,000 of net income during the first nine months of 2005. Our material handling business in the United Kingdom also had significant bookings during the third quarter and carries a record backlog into the fourth quarter."

Cooper also said, "Our strategy is working as the core businesses contribute organic sales growth and net income while the 2004 acquisitions of Salient and Kelsan are contributing to both our overall sales growth and margin improvement. The railway industry continues to show strength as we continuously watch the impact of higher fuel prices and the hurricane fallouts. Our track component product lines benefit from construction and repair activity while our friction management and wayside monitoring systems are geared to cost reductions for our customers relative to rail, wheel, fuel and track maintenance expenses."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended June 30, 2005 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

                                                             Three Months Ended             Nine Months Ended
                                                               September 30,                  September 30,
                                                       --------------------------------------------------------------
                                                            2005           2004           2005            2004
                                                       --------------------------------------------------------------
                                                                (Unaudited)                    (Unaudited)

    Net sales                                            $   24,191     $   17,023     $   69,098     $   50,729
    Cost of sales                                            16,336         12,535         46,946         36,940
                                                       --------------------------------------------------------------
    Gross profit                                              7,855          4,488         22,152         13,789

    Selling, general and administrative                       4,862          2,967         14,607          9,082
    Amortization expense                                        177             16            516             48
                                                       --------------------------------------------------------------
    Operating income                                          2,816          1,505          7,029          4,659

    Interest expense                                            193             20            665             91
    Other expense (income), net                                 175             (9)           140            (42)
                                                       --------------------------------------------------------------
    Income before income taxes                                2,448          1,494          6,224          4,610
    Provision for income taxes                                  735            518          1,798          1,513
                                                       --------------------------------------------------------------

    Net income                                           $    1,713     $      976     $    4,426     $    3,097
                                                       ==============================================================

    Earnings per share
        Basic and diluted                                    $ 0.18         $ 0.11         $ 0.46         $ 0.36

    Average basic and diluted shares outstanding          9,601,779      8,711,150      9,601,779      8,711,150


Consolidated Condensed Balance Sheets
(In thousands)

                                                        September 30,                                 December 31,
                                                            2005                                          2004
                                                       ----------------                             -----------------
                                                         (Unaudited)                                   (Audited)
    Assets
    Current assets                                       $   39,204                                   $   40,672
    Property, plant and equipment, net                       12,137                                       12,660
    Goodwill and other intangibles, net                      35,189                                       35,142
    Other assets                                                248                                          151
                                                       ----------------                             -----------------
        Total assets                                     $   86,778                                   $   88,625
                                                       ================                             =================

    Liabilities and Shareholders' Equity
    Current liabilities                                  $   13,307                                   $   15,411
    Other liabilities and long-term debt obligations         23,492                                       26,170
    Shareholders' equity                                     49,979                                       47,044
                                                       ----------------                             -----------------
        Total liabilities and shareholders' equity       $   86,778                                   $   88,625
                                                       ================                             =================